Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REALD INC.

FIRST

The name of the corporation (the “Corporation”) is RealD Inc.

SECOND

The registered address of the Corporation in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at that address is The Corporation Trust Company. The principal office of the Corporation is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

FOURTH

The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Thousand (1,000) shares, all of which are Common Stock, with a par value of $0.0001.

FIFTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation.

SIXTH

Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

SEVENTH

(A)       To the maximum extent permitted by the DGCL or any other law of the State of Delaware, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Seventh Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

(B)       To the maximum extent permitted by the DGCL or any other law of the State of Delaware, as the same exists or as may hereafter be amended, the Corporation shall indemnify and advance expenses to any person made or threatened to be made a party to any actual, threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person, the person’s testator or intestate is or was a director of the Corporation or any predecessor of the Corporation, or serves or served at any other corporation or a partnership, joint venture, trust or other enterprise as a director (including service with respect to employee benefit plans) at the request of the board of directors of the Corporation or an executive officer (as such term is defined in Section 16 of the Securities Exchange Act of 1934) of the Corporation or, in each case, any predecessor to the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding. To the maximum extent permitted by the DGCL or any other law of the State of Delaware, as the same exists or as may hereafter be amended, the Corporation may indemnify and advance expenses to any person made or threatened to be made a party to any actual, threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person, the person’s testator or intestate is or was an officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other corporation or a partnership, joint venture, trust or other enterprise as a director, officer, employee or agent (including service with respect to employee benefit plans) at the request of the board of directors of the Corporation or an executive officer (as such term is defined in Section 16 of the Securities Exchange Act of 1934) of the Corporation or, in each case, any predecessor to the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding. Advancement of expenses prior to the final disposition of any such action, suit or proceeding shall be contingent upon receipt of an undertaking from the recipient that the recipient shall repay to the Corporation all advanced sums if it is ultimately determined that the recipient is not entitled to indemnification under applicable law.

(C)       Neither any amendment nor repeal or modification of this Seventh Article, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Seventh Article shall (i) adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification or adoption of any inconsistent provisions or (ii) eliminate or reduce the effect of this Seventh Article in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Seventh Article, would accrue or arise, prior to such amendment, repeal or modification or adoption of an inconsistent provision.

EIGHTH

Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.